                                                                     Exhibit 4.6


                    CONDITIONAL SALE AND PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        PERUSAHAAN PERSEROAN (PERSERO)

                        PT TELEKOMUNIKASI INDONESIA TBK.

                                   AS SELLER

                                      AND

                        SINGAPORE TELECOM MOBILE PTE LTD

                                  AS PURCHASER

              RELATING TO THE ACQUISITION OF SOME OF THE SHARES IN

                           PT TELEKOMUNIKASI SELULAR

                               DATED 3 APRIL 2002

                          CONDITIONAL SALE AND PURCHASE
                                    AGREEMENT

         CONDITIONAL SALE AND PURCHASE AGREEMENT, dated 3 April 2002, by and between PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA TBK, a limited liability public state-owned company organized under the laws of the Republic of Indonesia with its office at Jl. Japati No. 1, Bandung 40133, Indonesia, as Seller, and SINGAPORE TELECOM MOBILE PTE LTD, a company incorporated under the laws of Singapore whose principal address is 31 Exeter Road, Comcentre, Singapore 239732, as Purchaser.

         CAPITALIZED TERMS USED IN THIS AGREEMENT HAVE THE MEANINGS ASSIGNED TO THEM IN ARTICLE I HEREOF.

         WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller 12.72% of the paid up capital or twenty three thousand two hundred and twenty three (23,223) ordinary shares of nominal value Rp. 1,000,000 per share, of PT Telekomunikasi Selular, a limited liability company organized under the laws of the Republic of Indonesia;

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

         Section 1.1 Definitions For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

         "AFFILIATE" shall mean in respect of any Person any other Person Controlling, Controlled by or under common Control with that Person.

         "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "TELKOM MOBILE ASSETS" means the assets sold or transferred by Seller to the Company under the TM Primary Documents (as defined in Section 4.28).

         "GOVERNMENTAL ENTITY" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency of or provincial or local government in the Republic of Indonesia or elsewhere in the world.

         "BAPEPAM" shall mean the Capital Market Supervisory Agency of the Republic of Indonesia.

         "BKPM" shall mean the Capital Investment Coordination Board of the Republic of Indonesia.

         "SPECIAL REGISTER" means the register containing a record of all shares owned by each Director and Commissioner of the Company, maintained by the Company in accordance with the Indonesian Companies Law No 1 of 1995.

         "MOIT" shall mean the Ministry of industry and Trade of the Republic of Indonesia.

         "MOC" shall mean the Ministry of Communications of the Republic of Indonesia.

         "MOJHR" shall mean the Ministry of Justice and Human Rights of the Republic of Indonesia.

         "DGT" shall mean the Directorate General of Tax of the Republic of Indonesia.

         "U.S. DOLLAR" and "US$" shall mean the lawful currency of the United States of America.

         "INTELLECTUAL PROPERTY" shall mean all intellectual property rights including but not limited to trade marks, service marks, trade names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, trade secrets, software rights, semi-conductor topography rights, database rights and all other similar proprietary rights which may subsist in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

         "PURCHASE PRICE" shall mean four hundred and twenty nine million U.S. Dollars (US$429,000,000).

         "BUSINESS DAY" shall mean any day (other than a Saturday, Sunday or public holiday) on which banks in Jakarta and Singapore are required or permitted to remain open for the conduct of regular business.

         "REAL PROPERTIES" shall mean all real properties that are owned, occupied or used by the Company or that are reflected as an asset of the Company on the Balance Sheet and "REAL PROPERTY" shall mean any of them.

         "INDONESIAN BANKRUPTCY LAW" shall mean the Bankruptcy Law (Failissementveroordening) of 1906, as amended by the Government Regulation in Lieu of Law No. 1 Year 1998 regarding Amendments to the Bankruptcy Law, and ratified by the Parliament of the Republic of Indonesia as Law No. 4 Year 1998.

         "ENVIRONMENTAL LAWS" means the laws and regulations of Indonesia (including but not limited to law No. 23 of 1997 and its implementing regulations) and all ministerial decrees, instructions and letters issued pursuant to such laws and regulations providing for:

         (a) the protection of, and/or prevention of harm or damage to, the Environment and/or the provision of remedies or compensation for harm or damage to the Environment;

         (b) health and safety matters (including, without limitation, laws relating to workers and public or consumer health and safety).

         "INDEBTEDNESS" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with its customary practice), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of bankers acceptances issued or created, (v) all liabilities secured by any lien on any property (other than created by operation of law) and (vi) all financial guarantee obligations.

         "LICENSES" means the GSM Licenses and Other Licenses defined in Section 4.8.

         "DCS 1800 LICENSE" shall mean the license issued pursuant to the letter from the Minister of Communication No. KP. 242 Year 2001, dated 25 October 2001, which granted to Seller an operational license to operate DCS 1800 national cellular telephone mobile network.

         "FREQUENCY LICENSE" shall mean the license granted to Seller to use the DCS 1800 radio frequency band 1765 to 1780 Mhz (uplink) and 1860 to 1875 Mhz (downlink), pursuant to the letter of the DGPT No. 601/TU/PT. 208/DITBINFREK/00 dated 13 September 2000.

         "EXCLUSIVITY PERIOD" shall mean the period beginning on the date hereof and ending on the earlier of (i) the Closing Date or (ii) the date when it is determined that Closing will not occur in accordance with Article VIII.

         "CONTROL" shall mean with respect to any Person, the power to direct or to cause the direction of the business and affairs of such Person or the power to elect or appoint a majority of the board of directors (or other body performing similar functions) of such Person, whether through the ownership of voting securities, by contract or otherwise and "CONTROLLED" and "CONTROLLING" shall be construed accordingly.

         "DAMAGES" of a Person shall mean, collectively, any loss, liability, claim damage, expense (including costs of investigation and defence and reasonable attorney's fees) or any diminution of value, whether or not involving a third party claim, suffered or incurred by that Person and for which Seller and Purchaser shall have agreed the amount or for which a final determination has been made pursuant to Section 10.8.

         "KNOW-HOW" shall mean confidential industrial and commercial information and techniques in any form (including paper, electronically or optically stored data, magnetic media, film and microfilm) including without limitation drawings, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

         "DISCLOSURE SCHEDULE" shall mean the Initial Purchaser Disclosure Schedule, the Closing Purchaser Disclosure Schedule, the Initial Seller Disclosure Schedule and the Closing Seller Disclosure Schedule.

         "INITIAL PURCHASER DISCLOSURE SCHEDULE" shall mean the disclosure schedule, of even date herewith, prepared and signed by Purchaser and delivered to Seller simultaneously with the execution and delivery hereof and, for the avoidance of doubt, shall not include any amendment or supplement thereto.

         "INITIAL SELLER DISCLOSURE SCHEDULE" shall mean the disclosure schedule, of even date herewith, prepared and signed by Seller and delivered to Purchaser simultaneously with the execution and delivery hereof and as amended by notice in writing to Purchaser on or before the Pre-Closing Date.

         "PURCHASER DISCLOSURE SCHEDULE" shall mean the Initial Purchaser Disclosure Schedule and the Closing Purchaser Disclosure Schedule.

         "SELLER DISCLOSURE SCHEDULE" shall mean the Initial Seller Disclosure Schedule and the Closing Seller Disclosure Schedule.

         "CLOSING PURCHASER DISCLOSURE SCHEDULE" shall mean the disclosure schedule prepared and signed by Purchaser and delivered to Seller at the Closing Date.

         "CLOSING SELLER DISCLOSURE SCHEDULE" shall mean the disclosure schedule prepared and signed by Seller and delivered to Purchaser at the Closing Date.

         "FINANCIAL STATEMENTS" shall mean the balance sheet of the Company as of December 31, 2001 and the profit and loss account for the year ended December 31, 2001 together with the related statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including the notes thereto, all audited by Prasetio Ulomo (Arthur Andersen), independent certified public accountants, whose reports thereon are included therein and copies of which are attached to this Agreement as Attachment A.

         "MANAGEMENT REPORTS" shall mean the management reports of the Company prepared since the Balance Sheet Date as attached to the Seller Disclosure Schedule in the form which has been agreed by Seller and Purchaser as of the date hereof (as such form may be changed by agreement from time to time).

         "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

         "ENVIRONMENT" means a unity of space with all objects, capacities, conditions and living creatures, including human beings and their behaviour which will affect the sustainability of life and welfare of human beings and other living creatures as defined under the Indonesian Environmental Law No. 23 of 1997.

         "BALANCE SHEET" shall mean the most recent audited balance sheet of the Company included in the Financial Statements.

         "TAX" or "TAXES" shall mean all taxes, charges, fees, deductions, withholding, duties, levies, penalties or other assessments imposed, levied, collected, withheld or assessed by any Governmental Entity, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

         "ENCUMBRANCES" shall mean any and all encumbrances, liens, charges, security interests, options, claims, mortgages, fiduciary transfers, hak tanggungan, hak gadai, pledges, proxies, voting agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

         "PURCHASER" shall mean Singapore Telecom Mobile Pte Ltd, a company incorporated under the laws of Singapore.

         "KNOWLEDGE" of any Person shall mean the actual knowledge of each of the directors and commissioners of such Person and the actual knowledge of, in the case of Seller, Mulia Panahatan Tambunan, Yusuf Kurnia and Woeryanto Soeradji, being directors of the Company nominated by or on behalf of Seller.

         "SELLER" shall mean Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk, a limited liability public state-owned company organized under the laws of the Republic of Indonesia.

         "CLOSING" shall mean the closing of the sale and transfer of the Sale Shares by Seller to Purchaser.

         "THIS AGREEMENT" shall mean this Conditional Sale and Purchase Agreement, together with the Disclosure Schedule.

         "SHAREHOLDERS AGREEMENT" shall mean that certain shareholders agreement, dated the date hereof, by and among the Company, Seller and Purchaser.

         "DISPUTE" shall have the meaning assigned to such term in Section 10.8(a).

         "COMPANY" shall mean PT Telekomunikasi Selular, a limited liability company organized under the laws of the Republic of Indonesia.

         "CONSENT" shall mean, with respect to any Governmental Entity or any other Person, any approval, consent, ratification, permit, license, waiver or other authorization of, filing with or notice to such Governmental Entity or other Person, as the case may be.

         "PERSON" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         "INDEMNIFYING PARTY" shall have the meaning assigned to such term in
         Section 9.5.

         "INDEMNIFIED PARTY" shall have the meaning assigned to such term in
         Section 9.5.

         "VOTING DEBT" shall mean, with respect to any Person, indebtedness having the right to vote at a General Meeting of Shareholders of such Person and debt convertible into securities having such rights.

         "EMPLOYEE PLAN" shall mean each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation or incentive plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other plan, and each profit-sharing, bonus or pension or retirement or annuity plan, fund or program as stipulated under Indonesian Manpower law and relevant regulations including but not limited to Law No. 3 of 1992 regarding the Employee Social Security Program (Jamsostek), Law No. 11 of 1992 regarding Pension Fund, and Decree of the Minister of Manpower No. Kep-150/Men/2000 regarding the Settlement of Termination of Employment and the Determination of Severance Pay, Service Pay and Compensation in a Company; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or to which the Company is party for the benefit of any director, officer, commisioner, employee or former employee of the Company.

         "ACQUISITION PROPOSAL" shall mean any proposal or offer made by any Person other than Purchaser or any Subsidiary of Purchaser to acquire all or a substantial part of the business or properties of the Company or the Sale Shares, whether by merger, tender, offer, exchange offer, sale of assets or similar transactions involving the Company or any division or operating or principal business unit of the Company.

         "PROCEEDING" shall mean any claim, action, suit, enquiry, proceeding, litigation, prosecution, arbitration or investigation by or before any Governmental Entity.

         "INDONESIAN GAAP" shall mean generally accepted accounting principles in the Republic of Indonesia established by the Indonesian Accounting Association as in effect at the relevant time.

         "SHARES" shall mean the ordinary shares of nominal value Rp.1,000,000 per share of the Company.

         "SALE SHARES" shall mean twenty three thousand two hundred and twenty three (23,223) Shares held by Seller representing as at the date hereof and at Closing 12.72% of the issued and paid-up Shares.

         "LEASE" shall mean each lease pursuant to which the Company leases any property.

         "STI" shall mean Singapore Telecom International Pte Ltd, a limited liability company incorporated under the laws of Singapore.

         "BALANCE SHEET DATE" shall mean the date of the Balance Sheet.

         "CLOSING DATE" shall mean the date and time at which the Closing occurs.

         "PRO-CLOSING DATE" shall mean the date on which the conditions set forth in Sections 7.1, 7.2(a), 7.2(c)(i) and 7.3(b)(i) have been satisfied or waived by Seller or Purchaser, as the case may be.

         "TELKOM MOBILE" shall mean the business unit within the Seller formed to implement the DCS 1800 License and the Frequency License.

         "TRANSACTION" shall mean the sale and purchase of the Sale Shares and the performance by the parties hereto of their other respective obligations under this Agreement.

         "EXCLUDED CLAIMS" means any claim, or a group of claims relating to a series of connected matters, for Damages by Purchaser against Seller in an amount of less than or equal to US$10,000 per individual claim or group of such claims.

         "PERMITTED CLAIMS" means any claim, or a group of claims relating to a series of connected matters, for Damages by Purchaser against Seller in an amount of more than US$10,000 per individual claim or group of such claims.

         "ARBITRATION LAW 30" shall have the meaning assigned to such term in
         Section 10.8(c).

         "U.S. GAAP" shall mean generally accepted accounting principles in the United States of America.

         Section 1.2 Interpretation

         (a) When a reference is made in this Agreement to a Section, Article or Schedule, such reference shall be to a Section or Article of this Agreement or to a Schedule to this Agreement unless otherwise clearly indicated to the contrary.

         (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

         (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         (h) Any reference to information means books, records or other information in any form including paper, electronically or optically stored data, magnetic media, film and microfilm.

         (i)      Headings shall be ignored in construing this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

         Section 2.1 Sale and Transfer of Sale Shares. Subject to the terms and on the conditions set forth in this Agreement, including the satisfaction as of the Closing Date of the conditions set forth in Sections 7.1, 7.2 and 7.3, or the waiver of such conditions by Seller or Purchaser, as the case may be, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser the Sale Shares with full title, free and clear of all Encumbrances and all other limitations and restrictions (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares but subject to those contained in the Shareholders Agreement and articles of association of the Company) and Purchaser shall at Closing purchase the Sale Shares relying on (amongst other things) the several representations, warranties and undertakings by Seller contained in this Agreement.

         Section 2.2 The Purchase Price. Subject to the terms and on the conditions set forth in this Agreement, including the satisfaction as of the Closing Date of the conditions set forth in Sections 7.1, 7.2 and 7.3, or the waiver of such conditions by Seller or Purchaser, as the case may be, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Sale Shares and together with all rights and advantages now and hereafter attaching thereto, Purchaser shall pay to Seller the Purchase Price in accordance with the provisions of Section 3.2.

         The parties acknowledge that this transaction is being conducted under
         Article 103(6) of the Indonesian Company Law.

                                   ARTICLE III
                     THE CLOSING; PAYMENT OF PURCHASE PRICE

         Section 3.1 The Closing. The closing of the sale and purchase of the Sale Shares by Seller and Purchaser shall take place at the offices of PT Telekomunikasi Selular at Graha Surya Internusa, 18th Floor, Jl. Hajjah Rangkayo Rasuna Said Kav. X-0, Jakarta 12951 at 10:00 a.m., local time, fifteen (15) Business Days after the satisfaction of the conditions set forth in Sections 7.1, 7.2(a), 7.2(c)(i) and 7.3(b)(i), or the waiver of such conditions by Seller or Purchaser, as the case may be, or, on such earlier date as the parties may agree.

         Section 3.2 Payment of Purchase Price and Delivery of Sale Shares. Upon the satisfaction or waiver, as the case may be, of the conditions set forth in Sections 7.1 to 7.3 and in connection with the occurrence of the Closing: (i) Purchaser shall pay the Purchase Price on the Closing Date to a bank account of Seller nominated in writing by Seller at least five (5) Business Days prior to the Closing Date; and (ii) Seller shall deliver to Purchaser the Sale Shares.

         Upon receipt of the Purchase Price, Seller shall promptly deliver to Purchaser a written acknowledgment thereof and upon receipt of the Sale Shares, Purchaser shall promptly deliver to Seller a written acknowledgement thereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         Except for the matters fully and fairly disclosed in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (save insofar as any such statement is expressed to be made only as of the Closing Date) and will be true and correct at the Closing Date as if they had been given again at the Closing Date. Each exception set forth in the Seller Disclosure
         Schedule is identified by reference to, or has been grouped under a heading referring to, a Section of this Agreement. Each such exception shall be deemed to be disclosed with respect to each such Section and to each other Section to which it reasonably relates. For the avoidance of doubt, statements set forth in the Seller Disclosure Schedule do not expand the scope of the representations and warranties of Seller in this Article IV. Facts, matters or circumstances disclosed in the Closing Seller Disclosure Schedule or disclosed by Seller to Purchaser from time to time shall not affect the Purchaser's right to terminate this Agreement pursuant to Sections 8.1(d)(i) and 8.1(d)(iv).

         Section 4.1 Legal Power; Organization. Seller is a limited liability public state-owned company duly organized and validly existing under the laws of the Republic of Indonesia, has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         Section 4.2 Authorization; Validity of Agreement. Seller has taken all corporate action necessary to execute and deliver this Agreement. The performance by Seller of its obligations hereunder has been duly authorized by the Board of Commissioners of Seller and no other corporate action on the part of Seller is necessary to authorize the performance by Seller of its obligations hereunder, except for the approval of the General Meeting of Shareholders of Seller. At and as of the Closing Date, Seller represents and warrants that the approval of the General Meeting of Shareholders of Seller of the performance by Seller of its obligations hereunder has been obtained and remains in full force and effect.

         Section 4.3 Binding Agreement. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         Section 4.4 Seller's Consents and Approvals; No Conflicts, Violations or Defaults. Except for the Consents referred to in Sections 7.1 and
         7.2 neither the execution or delivery of this Agreement by Seller nor the performance by Seller of its obligations hereunder will:

         (i) conflict with or result in any breach of any provision of the deed of establishment and articles of association of Seller;

         (ii)     require any Consent of any Governmental Entity;

         (iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, instrument, undertaking or obligation to which Seller is a party or by which Seller or any of its properties or assets is bound;

         (iv) violate any binding order, writ or injunction of an Indonesian court or arbitral body; or

         (v) violate any decree, statute, rule or regulation applicable to Seller or any of its properties or assets.

         excluding from the foregoing clauses (iii) and (v) such violations, breaches or defaults which would not, individually or in the aggregate, have an adverse effect on the Seller's obligations and its representations and warranties under this Agreement, its ability to consummate the purchase and sale of the Sale Shares and to transfer title to the Sale Shares or the enforceability against Seller or validity of this Agreement.

         As of the Closing Date, Seller represents and warrants that each Consent referred to in Section 7.1 has been obtained and remains in full force and effect.

         Section 4.5 Legal Proceedings. There are no Proceedings pending or, to Seller's Knowledge, threatened against, involving or affecting Seller which question or challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the performance by Seller of its obligations hereunder or which could be reasonably expected to result in the issuance of a judgment, order or decree prohibiting or making illegal the performance by Seller of any of its obligations hereunder. Seller is not subject to any judgment, order or decree prohibiting or making illegal the performance by Seller of any of its obligations hereunder.

         Section 4.6 Share Ownership. Seller is the legal owner of and has full title to the Sale Shares. Neither Seller nor any Subsidiary of Seller owns securities issued by, or convertible obligations of, the Company other than the Sale Shares and 118,677 further shares held by the Seller in the issued capital of the Company (constituting 65% of the total issued share capital of the Company). The Sale Shares are now, and will be at all times between the date hereof and the Closing Date, owned by Seller and held by Seller for the sole and exclusive benefit of Seller, free and clear of all Encumbrances whatsoever (except for those matters set out in the Shareholders Agreement or the articles of association of the Company).

         Section 4.7 Legal Title Conveyed. As of the Closing Date only, Seller has conveyed to Purchaser full title to the Sale Shares, free and clear of all Encumbrances and all other limitations and restrictions (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares (except for those matters set out in the Shareholders Agreement or the articles of association of the Company)).

         Section 4.8 Organization; Qualification of Company.

         (a) The Company is a limited liability company duly organized and validly existing under the laws of the Republic of Indonesia, with full corporate power and authority and is duly licensed to carry on its business as it is now being conducted and to own or use the properties and assets it now purports to own and use.

         (b) The Company has all licenses, authorizations, approvals and authorities and necessary for operating a nationwide GSM/DCS service using both the 900 Mhz and 1800 Mhz frequencies currently allocated to it (the "GSM Licenses") and has a minimum spectrum allocation of 7.5 Mhz under each of the 900 Mhz and 1800 Mhz frequency ranges. The GSM Licenses are in full force and effect and have been and are being complied with. There is no investigation, enquiry or proceeding which has been notified in writing to the Company and is outstanding or which, to Seller's Knowledge, is anticipated which is likely to result in the suspension, cancellation, non-renewal, modification or revocation of any of such GSM Licenses (whether as a result of the entry into or completion of this Agreement or otherwise);

         (c) All licenses, authorizations, approvals and authorities ("Other Licenses") necessary for the carrying on of the businesses and operations of the Company have been obtained, are in full force and effect and have been and are being complied with in all material respects such as not to have a material adverse impact on the businesses or operations of the Company, and there is no investigation, enquiry or proceeding which has been notified in writing to the Company and is outstanding or which, to Seller's Knowledge, is anticipated which is likely to result in the suspension, cancellation, non-renewal, modification or revocation of any of such Other Licenses (whether as a result of the entry into or completion of this Agreement or otherwise);

         (d) No order has been made, resolution passed or meeting convened for winding up or liquidation of or written notice received by the Company of any petition for the bankruptcy of the Company or for any suspension of payments or other similar arrangement under the Indonesian Bankruptcy Law. There are no cases or proceedings under any applicable bankruptcy, delay of payment or similar laws in Indonesia concerning the Company nor has any curator or administrator been appointed in respect of the whole or any part of the business or assets of the Company. To Seller's Knowledge, the Company has received no claims or demands which would justify in the cases or proceedings under any applicable bankruptcy, delay of payment or similar laws in Indonesia concerning the Company;

         Section 4.9 Company's Consents and Approvals; No Conflicts, Violations or Defaults. Except for the Consents referred to in Sections 7.1 and
         7.2 neither the execution or delivery of this Agreement by Seller nor the performance by Seller of its obligations hereunder will:

         (a) conflict with or result in any breach of any provision of the deed of establishment and articles of association of the Company;

         (b) require that the Company obtain any Consent of any Governmental Entity;

         (c) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, instrument, undertaking or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound;

         (d) violate any binding order, writ or injunction of an Indonesian court or arbitral body;

         (e) violate any decree, statute, rule or regulation applicable to the Company or any of its properties or assets; or

         (f) result in the imposition of any lien on any of the properties or assets of the Company,

         excluding from the foregoing clauses (c), (e) and (f) such violations, breaches, defaults or impositions which would not, individually or in the aggregate, have an adverse effect on the prospects, consolidated financial condition, business or results of operations of the Company.

         Section 4.10 Capitalization. The authorized capital stock of the Company consists of Six Hundred Fifty Thousand (650,000) Shares of which One Hundred Eighty-Two Thousand Five Hundred Seventy (182,570) Shares are issued and paid up. The Sale Shares are duly authorized, validly issued, fully paid and non-assessable. Except for this
         Agreement:

         (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the unissued capital stock of the Company or shares held by Seller, obligating the Company or Seller to issue, transfer or sell or cause to be issued, transferred or sold any such shares or stock or Voting Debt of, or other equity or debt interest in, the Company or securities convertible into or exchangeable for such shares, equity interests, options, warrants, calls, subscriptions or rights, or obligating the Company or Seller to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and

         (ii) there are no outstanding contractual obligations of the Company or of Seller to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no voting trust agreements or understandings to which Seller or the Company is a party with respect to the voting of the capital stock of the Company. For the avoidance of doubt there shall be excluded from this clause (ii) any representation or warranty in respect of the existing shareholding of Purchaser in the Company.

         Section 4.11 Brokers or Finders. Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person, to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction, except Salomon Smith Barney, whose fees and expenses will be paid by Seller in accordance with Seller's agreement with such firm.

         Section 4.12 Legal Proceedings Against the Company.

         (a) Since the Balance Sheet Date no claim for damages or otherwise has been made against the Company;

         (b) there are no Proceedings in which the Company is involved nor are any such Proceedings pending or threatened in writing against the Company nor, to Seller's Knowledge, are there circumstances likely to lead to any such Proceedings.

         Section 4.13 Financial Statements. The Financial Statements have been prepared from, are in accordance with and reflect, the books and records of the Company, fully comply with the Indonesian Company Law and accounting requirements, have been prepared in accordance with Indonesian GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and to the extent prepared to be in accordance with US GAAP are in such accordance, fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein and:

         (a) The amounts borrowed by the Company do not exceed any limitation on its borrowings contained in its articles of association;

         (b) The Company has not factored any of its debts, nor engaged in any financing of a type which would not be required to be shown or reflected in the Financial Statements.

         Section 4.14 Management Reports. The Management Reports for any period or drawn up as at any date since the Balance Sheet Date and for the month ending on the Balance Sheet Date (the "Relevant Management Reports Date") have been properly prepared in accordance with accounting policies consistent with those used in preparing the Financial Statements. The Management Reports fairly present the state of affairs and business of the Company as at the Relevant Management Reports Date and the profits or losses for the period concerned.

         Section 4.15 Books and Records. Since 30 September 2000 the accounting records of the Company have been maintained in accordance with sound business practices and applicable accounting requirements and on a consistent basis. All accounting returns and reports required by law to be delivered or made to any authority have been duly delivered and, in the reasonable view of the Company, have been properly made and to the extent that such returns and reports have not been made on time there is no and will be no adverse effect on the Company.

         Since 1 June 2001 the minute books and share register of the Company, the Special Register and other corporate records contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders of the Company, the Board of Directors of the Company as a whole and Board of Commissioners of the Company. All corporate returns required by law to be delivered or made to any authority have been duly and correctly delivered or made and to the extent that such returns and reports have not been made on time there is no and will be no adverse affect on the Company.

         Section 4.16 No Undisclosed Liabilities.

         (a)      Except:

                  (i)      as disclosed in the Financial Statements;

                  (ii)     as disclosed in the Management Reports; and

                  (iii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date,

                  the Company has no material liability or obligation of any nature.

         (b) save as disclosed in the Seller Disclosure Schedule, (i) there is no indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with its customary practice) and (ii) there is no indebtedness that is evidenced by a note, bond, debenture or similar instrument.

         Section 4.17 Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary and usual course and consistent with past practice so as to maintain the same as a going concern, and as regards the Company:

         (a) it has not cancelled any debts or waived any claims or rights of more than US$100,000 in value except in the ordinary course of business and consistent with past practice;

         (b) it has not sold, transferred, or otherwise disposed of any of its Real Properties or assets other than in the ordinary course of business;

         (c) it has not disposed of or permitted to lapse, except where such rights may be in the process of being extended, any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any Know-how or other intellectual Property not a matter of prior public knowledge;

         (d) it has not except as otherwise disclosed in Schedule 4.17(d) of the Disclosure Schedule, made any single capital expenditure or commitment in excess of US$2,000,000 for additions to property, plant, equipment or capital assets or made aggregate capital expenditures and commitments in excess of US$5,000,000 for additions to property, plant, equipment or capital assets;

         (e) it has not declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

         (f) it has not made any material change in any method of accounting or accounting practice;

         (g) it has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

         (h) its profits have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions entered into otherwise than in the ordinary course of business or entered into on noncommercial terms.

         Section 4.18 Insurance.

         (a) All material assets of the Company which are capable of being insured are at the date of this Agreement insured to the full replacement value thereof against fire and other risks normally insured against by companies in Indonesia carrying on similar businesses or owning assets of a similar nature and the Company is at the date of this Agreement adequately covered against accident, physical loss or damage, third party liability, environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by such companies; and

         (b)      in respect of such insurances:

                  (i)      all premiums have been duly paid to date;

                  (ii) all the policies are in full force and effect and no act, omission, misrepresentation or nondisclosure by or on behalf of the Company has occurred which makes any of the policies voidable, nor, to Seller's Knowledge, have any circumstances arisen which would render any of these policies void or unenforceable, nor, to Seller's Knowledge, has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

                  (iii) to Seller's Knowledge, no circumstances exist, attributable to the Company's act or omission, which are likely to give rise to any increase in premiums;

                  (iv) no claims, exceeding in aggregate an amount of US$100,000, are outstanding; and

                  (v) the Company has not waived any rights of a material value under any insurance policy.

         Section 4.19 Title to Properties and Assets; Encumbrances.

         (a)      Subject to the following paragraphs:

                  (i) (A) the Company had full title at the Balance Sheet Date to all moveable and immovable assets (other than the Real Properties) included in the Financial Statements or which were at the Balance Sheet Date used or held for the purposes of its business and (B) save for those subsequently disposed of or realised in the ordinary course of trading, the Company has full title to all such assets and all assets which have subsequently been acquired and (C) no moveable and immovable asset used or held for the purposes of the Company's business is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law);

                  (ii) all such moveable and immovable assets are, where capable of possession, in the possession of or under the control of the Company or the Company is entitled to take possession or control of such moveable and immovable assets and such moveable and immovable assets are situated in Indonesia;

                  (iii) the Company had at the Balance Sheet Date full title to all debts due to the Company included in the Financial Statements and, save for those subsequently disposed of or realised in the ordinary course of trading, has full title to all such debts and all debts which have subsequently arisen;

         (b) the Company is the sole legal owner of and has full title to, and all rights and interest in and to, each Real Property, has fully paid for all such property, save as otherwise disclosed in Schedule 4.19(b) of the Disclosure Schedule, and, subject to the release of any Encumbrance as disclosed in the Seller Disclosure Schedule, has the right to transfer each Real Property to a third party and/or release title to each Real Property;

         (c) In respect of the Real Property set out in Schedule 4.19(c) of the Disclosure Schedule, the Company has fully paid for all such property, and save as otherwise disclosed in Schedule
                  4.19 (c) of the Disclosure Schedule: (i) has entered into duly executed and authorized sale and purchase agreements and deeds of relinquishment (akla pelepasan hak) and/or land transfer deeds (akta penyerahan dan penggunaan hak); and (ii) has received from the relevant vendors (or their authorized representatives) powers of attorney/spousal consents and the relevant land certificates in the name of the last individual owner in respect of such property and, there are no grounds or circumstances whereby the Company will be refused the grant of title to such property or on which the Company may not be registered as the owner of such property;

         (d) each Real Property has the benefit, whether, legally or by custom or by usage, of rights of access over property adjoining the Real Property;

         (e) no Real Property nor any of its title deeds (as the case may require) is subject to any Encumbrance, nor subject to any power of attorney to sell or to establish a hypotec/hak tanggungan (except as the same may have been given by the Company to its lenders in the ordinary course of obtaining credit facilities from its lenders) nor is any Real Property the subject of any court attachment;

         (f) there is no person in possession or occupation of, or who has or claims any right or interest of any kind in, any Real Property adversely to the interest of the Company;

         (g) the Company has duly performed or observed any obligation, condition, restriction, agreement or legal requirement affecting each Real Property, its occupation of such Real Property or the existing use thereof provided that, to the extent of any non-compliance, this will not have a material adverse affect on the business or operations of the Company;

         (h) no Real Property is subject to any outgoing other than any normal rate of tax or rent or other sum payable under any lease under which it is held by the Company or other payments made for utilities provided to the Real Property;

         (i) there is no outstanding dispute affecting any Real Property and to Seller's Knowledge none has been threatened;

         (j) to Seller's knowledge, there is no resolution or proposal for compulsory acquisition of any Real Property by any applicable governmental, local of other authority or body;

         (k) no Real Property is subject to any lease in favor of a third party;

         (l) brief details of all Real Properties owned by the Company are set out in Schedule 4.19(i) of the Initial Seller Disclosure Schedule.

         Section 4.20 Contracts and Commitments.

         (a) Schedule 4.20(a) of the Seller Disclosure Schedule contains a complete and accurate list of each agreement, contract and commitment of any kind (including each indenture, loan, mortgage, note, installment obligation (including finance lease), consulting agreement, services agreement, agreement for the sale of goods or provision of services) which:

                  (i)      is outside the ordinary course of its business;

                  (ii) involves a material capital commitment in excess of US$5,000,000; or

                  (iii)    is on non-commercial terms.

         (b) There is no agreement, contract and commitment of any kind which restricts the Company's freedom to carry on its business in any part of Indonesia in such manner as it thinks fit or materially and adversely affects its business.

         (c) Each contract, lease, tenancy, or agreement having a value exceeding US$5,000,000 (each a "Contract") is a valid, binding and enforceable obligation of the Company. The Company is not in default under or in violation of, nor, to Seller's Knowledge, has any event occurred that with the giving of notice or lapse of time or both would constitute a default or event of default under, nor, to Seller's Knowledge, is there any valid basis for any claim of default under or violation of, any Contract.

         (d) except as may be disclosed in the Financial Statements and the Management Reports, the Company has not entered into any option, swap, future, warrant, cap, collar, floor or any contract for differences or other derivatives transaction or similar agreement or arrangement.

         Section 4.21 labour; Employee Benefit Plans.

         (a) the Company is not involved in, and, to Seller's Knowledge, there are no circumstances likely to give rise to, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing any of the employees of the Company.

         (b) other than as described in the Seller Disclosure Schedule there are no Employee Plans.

         (c) the Employee Plans are currently in compliance both as to form and in operation, with their terms and with all applicable laws, regulations and government taxation or funding requirements.

         (d) the Company has no outstanding liability (including, without limitation, liability for unpaid benefits, contributions or insurance premiums) with respect to any of the Employee Plans and in particular in respect of the pension plan described in the Seller Disclosure Schedule.

         Section 4.22 Compliance with Laws.

         (a)      The Company has:

                  (i) complied in a timely manner and in all material respects with all laws, decrees, rules and regulations;

                  (ii) complied in a timely manner with all judgments, and court orders, applicable to the Company or its business and to Seller's Knowledge, no 'notice, charge, claim, action or assertion has been received by the Company, and no claim or action has been filed or commenced in any court or arbitral body or, to Seller's Knowledge, threatened against the Company alleging any violation of any law, decree, regulation, judgment or court order.

         (b) Since 1 June 2001 there have not been and are not any breaches by the Company of its deed of establishment and articles of association nor is there any order, decree, decision or judgment of any Governmental Entity outstanding against the Company or any person for whose acts or defaults the Company may be responsible or, to the Seller's Knowledge, any investigation or enquiry in respect of the same.

         Section 4.23 Insider Interests, Debt and Guarantees. (i) None of the Company's current directors, commissioners, or shareholders (each a "Related Person") has any interest in any Contract, assets or property, including any Intellectual Property, used in or pertaining to the business of the Company, (ii) there is no outstanding Indebtedness nor any indemnity, guarantee or security arrangement between any Related Person and the Company and (iii) the Company has not entered into any guarantees or financial support arrangements to any third party with respect to Indebtedness of any Related Person or with respect to indebtedness of any of its Affiliates.

         The Company is not a party to any agreement or, to Seller's Knowledge, any arrangement or understanding (whether oral or otherwise), with any

         Related Person (except any employment contracts or Plans between the Company and its directors, officers or senior management, in each case entered into in the ordinary course of business).

         All contracts between the Company and Seller are listed in the Seller Disclosure Schedule.

         Section 4.24 Tax Matters.

         (a)      The Company has:

                  (i) duly filed within the requisite periods and in accordance with law all Tax Returns that are required to be filed; and

                  (ii) duly paid, withheld or deducted or caused to be duly paid, withheld or deducted in full or made provision in accordance with Indonesian GAAP in the Financial Statements (or there has been paid or provision has been made on the Company's behalf) for the payment of all Taxes (including provision for deferred taxes) for all periods or portions thereof ending upon the date hereof. All such Tax Returns were, in the reasonable view of the Company, correct and complete and properly made and reflect all liability for Taxes for the periods covered thereby and, to Seller's Knowledge, none of them is the subject of any dispute with the relevant tax authority.

         (b) There are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due.

         (c) The Company has not made any change in accounting methods or received a private ruling from any taxing authority.

         (d) The Company has complied in all respects with all applicable laws and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws.

         (e) There are no unresolved questions or claims concerning any Tax liability of the Company.

         (f) The Company has properly charged VAT on goods and services delivered, properly assessed VAT on charges for services from offshore and has claimed credit only for valid input VAT charged by suppliers.

         Section 4.25 Intellectual Property.

         (a) All Intellectual Property, (whether registered or not) and alI pending applications therefor, which have been, are, or are necessary for the business of the Company are (or, where appropriate in the case of pending applications, will be):

                  (i) legally owned by the Company or lawfully used with the consent of the owner under a license, brief details of which are set out in Schedule 4.25(a)(i) of the Seller Disclosure Schedule;

                  (ii)     valid and enforceable;

                  (iii) not being infringed or attacked or opposed by any person;

                  (iv) not subject to any Encumbrance or any license or authority in favor of another;

                  (v) in the case of rights in such intellectual Property as are registered or the subject of applications for registration, listed and briefly described in
                           Schedule 4.25(a)(v) of the Seller Disclosure Schedule and all renewal fees which are due and steps which are required for their maintenance and protection have been or are being paid and taken; and

         (vi) in the case of unregistered trade marks which are likely to be material to the Company, listed and briefly described in
                  Schedule 4.25(a)(vi) of the Seller Disclosure Schedule;

(b) the processes employed and the products and services dealt in by the Company do not use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to the Company ) and, no written claims of infringement of any such rights or interests have been made by any third party.

Section 4.26 Environmental.

(a) the Company has complied in all material respects with Environmental Laws and has obtained all permits, licenses and other authorizations required under such Environmental Laws.

(b) there is no civil, criminal, regulatory or administrative action, claim or other proceeding or suit pending or, to Seller's Knowledge, threatened against the Company arising from or relating to a breach of the Environmental Laws nor has Seller or the Company received written notice of any complaint, claim, dispute, investigation or other action against the Company arising from or relating to any such matters.

(c) to Seller's Knowledge, none of the activities of the Company results in any environmental damage to any third party nor has Seller or the Company received from any third party written notice of any complaint, claim, dispute or other action against the Company arising from or relating to any environmental damage.

Section 4.27 Full Disclosure. No statement contained in the Seller Disclosure Schedule or those documents listed in Schedule 4.27 of the Seller Disclosure Schedule as having been supplied to Purchaser by Seller, contains any untrue statement of a fact. All information contained in this Agreement and all other written information as listed in Schedule 4.27 of the Initial Seller Disclosure Schedule was when given and remains true, complete and accurate in all material respects and not misleading and Seller does not have any actual knowledge of any fact or matter or circumstances not disclosed in writing to Purchaser which renders any such information untrue, misleading or inaccurate.

Section 4.28 TM Injection.

(a) The Co-operation Agreement dated 3 January 2002 between the Company and Seller and the documents listed in Schedule 4.28(d) of the Initial Seller Disclosure Schedule (the "TM Primary Documents") have been duly executed and delivered by the parties thereto and constitute legal, valid and binding obligations on them and are enforceable against them in accordance with their terms and each party thereto has all requisite power and authority to execute and deliver those agreements and to perform its obligations thereunder. The TM Primary Documents are the only agreements between Seller and the Company relating to Telkom Mobile and no provision of the TM Primary Documents has been amended or waived or agreed to be amended or waived.

(b) Except for the Consents referred to in Schedule 4.28(b) of the Initial Seller Disclosure Schedule, the performance by Seller and the Company of their obligations under the TM Primary Documents will not: (i) conflict with or result in any breach of any provision of the deeds of establishment and articles of association of Seller or the Company; (ii) require any Consent of any Governmental Entity; (iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, instrument, undertaking or obligation to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets is bound; (iv) violate any binding order, writ, injunction of an Indonesian court or arbitral body; or (v) violate any decree, law or regulation applicable to Seller or the Company or any of their respective properties or assets. As of the Closing Date, Seller represents and warrants that each Consent referred to in
         Schedule 4.28(b) of the Closing Seller Disclosure Schedule has been obtained and remains in full force and effect.

(c) There are no Proceedings pending or threatened against, involving or affecting Seller or the Company which question or challenge the validity of the TM Primary Documents or any action taken or to be taken by Seller or the Company pursuant to the TM Primary Documents or in connection with the performance by Seller or the Company of their obligations under the TM Primary Documents or, to Seller's Knowledge, which could be reasonably expected to result in the issuance of a judgment, order or decree prohibiting or making illegal the performance by Seller or the Company of any of their obligations under the TM Primary Documents.

(d) Schedule 4.28(d) of the Seller Disclosure Schedule contains a complete and accurate list of all agreements, contracts and commitments of any kind (including all indentures, loans, mortgages, notes, installment obligations (including finance leases), consulting agreements, services agreements and agreements for the sale of goods or provision of services) which have been entered into by Seller in relation to the business of Telkom Mobile ("TM Contracts").

(e) Each of the TM Contracts is a valid, binding and enforceable obligation of the parties thereto. Seller is not in default under or in violation of, nor has any event occurred that with the giving of notice or lapse of time or both would constitute a default or event of default under, nor to Seller's Knowledge, is there any valid basis for any claim of default under or violation of, any TM Contract.

(f) Seller has, and the Company will obtain on the closing thereof, full title to all properties and assets to be transferred under the TM Primary Documents free and clear of all Encumbrances.

(g) All Licenses necessary for the carrying on of the operations of Telkom Mobile have been obtained, are in full force and effect and have been and are being complied with in all material respects, and, to the Seller's Knowledge, there is no investigation, enquiry or proceeding which is likely to result in the suspension, cancellation, modification or revocation of any of such Licenses. None of such Licenses has been breached or, to Seller's Knowledge, is likely to be suspended, cancelled, refused, modified or revoked.

(h) The DCS 1800 License and Frequency License have been obtained, are in full force and effect and have been and are being complied with and there is no investigation, enquiry or proceeding which is likely to result in the suspension, cancellation, modification or revocation of such licenses. None of such licenses has been breached or, to Seller's Knowledge, is likely to be suspended, cancelled, refused, modified or revoked and when transferred or reissued to the Company as contemplated by the TM Primary Documents such licenses will remain valid and enforceable.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

Except for the disclosures set forth in the Initial Purchaser Disclosure Schedule (or, with respect to any representation or warranty made as of the Closing Date, the Closing Purchaser Disclosure Schedule), Purchaser represents and warrants to Seller that all of the statements contained in this Article V are true and correct as of the date of this Agreement (save insofar as the statement is expressed to be made only as of the Closing Date) and as of the Closing Date. Each exception set forth in the Purchaser Disclosure Schedule and each other response to this Agreement set forth in the Purchaser Disclosure
Schedule is identified by reference to, or has been grouped under a heading referring to, a Section of this Agreement. Each such exception shall be deemed to be disclosed with respect to each such Section and to each other Section to which it reasonably relates. For the avoidance of doubt, statements set forth in a Purchaser Disclosure Schedule do not expand the scope of the representations and warranties of Purchaser in this Article V.

Section 5.1 Organization. Purchaser is a company duly organized and validly existing under the laws of Singapore and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Section 5.2 Authorization; Validity of Agreement. Purchaser has taken all corporate action necessary to execute and deliver this Agreement. The performance by Purchaser of its obligations hereunder has been duly authorized by Purchaser and no other corporate action on the part of Purchaser is necessary to authorize the performance by Purchaser of its obligations hereunder.

Section 5.3 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser, and this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 5.4 Consents and Approvals; No Conflicts, Violations or Defaults. Except for the Consents referred to in Sections 7.1 and 7.3 , neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder will: (i) conflict with or result in any breach of any provision of Purchaser's organizational documents; (ii) require any Consent of any Governmental Entity; (iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, instrument, undertaking or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound; or (iv) violate any binding order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets. As of the Closing Date, Purchaser represents and warrants that each Consent referred to in Section 7.3 has been obtained and remains in full force and effect.

Section 5.5 Legal Proceedings. There are no Proceedings pending or, to Purchaser's Knowledge, threatened against, involving or affecting Purchaser which question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the performance by Purchaser of its obligations hereunder or which could reasonably be expected to result in the issuance of any judgment, order or decree prohibiting or making illegal the performance by Purchaser of its obligations hereunder. Purchaser is not subject to any judgment, order or decree prohibiting or making illegal the performance by Purchaser of its obligations hereunder.

Section 5.6 Brokers or Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction except Goldman Sachs (Singapore) Pte., whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

Section 5.7 Knowledge of Breaches. As of the date of this Agreement and as of the Pre-Closing Date it is not actually aware of any breach by Seller of any representation and warranty given by Seller in this Agreement save as contained in the Initial Seller Disclosure Schedule.

                                   ARTICLE VI
                                    COVENANTS

Section 6.1 Confidentiality. Except as otherwise provided herein, each party shall, and shall use its reasonable efforts to cause its consultants, advisors and representatives to, treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a) the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

(b) the negotiations relating to this Agreement (and such other agreements); or

(c)      the other party's (and in the case of Seller,

         SingTel's) business, financial or other affairs.

Unless (i) disclosure is required by judicial or administrative process or, in the reasonable opinion of the disclosing party, is otherwise required by law (including the securities laws and regulations of any Governmental Entity or the rules of any applicable stock exchange); (ii) such confidential information is disclosed by a party hereto in connection with any Proceeding or any arbitration before an arbitration tribunal or mediation service in order to enforce such party's rights under Section 10.8 or arising in connection with the termination of this Agreement pursuant to Article VIII; (iii) the disclosure or use is required to vest the full benefit of this Agreement in Seller, or the Purchaser, as the case may be; (iv) the disclosure or use is required for the purpose of any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing party; (v) the disclosure is made to professional advisers of the Purchaser or Seller on terms that such professional advisers undertake to comply with the provisions of this Section in respect of such information as if they were a party to this Agreement; (vi) the information becomes publicly available (other than by breach of this Agreement);
(vii) the other party has given prior written approval to the disclosure or use; or (viii) the information is independently developed after Closing, provided that prior to disclosure or use of any information pursuant to (i), (ii), (iii),
(iv) (except in the case of disclosure to a Taxation authority) or (v), the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

Section 6.2 Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and to cooperate with each other in order to do, all things reasonably necessary, proper or advisable (subject to any applicable laws) to consummate the Closing at the time contemplated in Section 3.1 (including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consents of any Governmental Entity and any other Person and the taking of such other actions and the execution of such other documents as may be reasonably necessary to satisfy the conditions set forth in Article VII).

(b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement. Each party hereto shall promptly provide the other party with copies of any written communication received by such party from any Governmental Entity regarding the Transaction. If any party hereto receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transaction, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits are required as a result of the execution of this Agreement or the performance by the parties of their respective obligations hereunder, Seller and Purchaser shall use their reasonable efforts to effect such transfers, amendments or modifications and to cause the Company to effect such transfers, amendments or modifications.

(c) Each party agrees that it will not undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to it set out in this Agreement and it will use its reasonable efforts to do all things and take such action as may be appropriate to enable it to comply with its obligations.

(d)      Seller shall pending Closing:

         (i) procure that Purchaser and its advisers will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of the Company including, without limitation, the share register, minute books, leases, licenses, contracts, details of receivables, Tax records, supplier lists and customer lists in the possession or control of the Company; and

         (ii) act in good faith and consult with Purchaser in relation to all material matters in which Seller is involved in the running of the Company between the date of this Agreement and the Closing Date; and

         (iii) procure that the Company preserves its assets (save as may be disposed of in the ordinary course of business).

For the purposes of this Section 6.2 (d), the word "procure" means Seller using reasonable endeavors and directing that its nominated directors and commissioners on the boards of the Company to vote, subject to their fiduciary duties, accordingly.

Section 6.3 Updating of the Seller Disclosure Schedule.

(a) From time to time prior to the Pre-Closing Date, Seller shall promptly supplement or amend the disclosures set forth in the Initial Seller Disclosure Schedule (as such disclosures are supplemented or amended from time to time in accordance with the terms hereof) with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Initial Seller Disclosure Schedule.

(b) From time to time prior to the Closing. Purchaser shall promptly supplement or amend the disclosures set forth in the Initial Purchaser Disclosure Schedule (as such disclosures are supplemented or amended from time to time in accordance with the terms hereof) with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Initial Purchaser Disclosure Schedule.

(c) Each party shall give notice to the other party promptly after becoming aware of (i) any event or matter which results or may result in any of the warranties given by it being unfulfilled, untrue, misleading or incorrect in any respect at Closing (ii) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any condition set forth in Article VII to fail to be satisfied at any time from the date hereof to the Closing Date and
         (iii) any material failure of a party or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and
         (y) such notice shall not be required from and after the time the party to whom such notice is to be given has knowledge of the information required to be included in such notice.

Section 6.4 Exclusive Dealings. During the Exclusivity Period, Seller shall not, directly or Indirectly: (i) sell or agree to sell any of the Shares other than through a sale pursuant to the terms of this Agreement; (ii) agree to any merger or sale of substantial assets of the Company or similar transaction;
(iii) encourage, solicit, initiate, continue or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, its Subsidiaries or any of their representatives) concerning any Acquisition Proposal and shall cause its advisors and Subsidiaries to refrain from taking any action to, directly or indirectly, encourage, solicit, initiate, continue or participate in such discussions or negotiations; or (iv) enter into any agreement with respect to any Acquisition Proposal.

Section 6.5 Post-Closing Cooperation. In case at any time after the Closing Date any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement (including registration of the transfer of the Sale Shares from Seller to Purchaser in the Company Registry with the Department of Industry and Trade of the Republic of Indonesia), as soon as reasonably practicable, each party hereto shall use its reasonable efforts to take, or cause its directors, commissioners or other representatives to take, all such reasonably necessary, proper or advisable actions.

Section 6.6 TM Injection. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall use and shall procure that the Company shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and to cooperate with each other in order to do, all things reasonably necessary, proper or advisable (subject to any applicable laws) to consummate the completion of the transaction contemplated by the TM Primary. Documents (including the preparation and filing of all forms, registrations and notices required to be filed to consummate the completion and the taking of such actions as are necessary to obtain any requisite Consents of any Governmental Entity and any other Person and the taking of such other actions and the execution of such other documents as may be reasonably necessary to satisfy the conditions set forth in Section 7.1(c)), subject in all cases to any rights of Purchaser to prevent the completion of the transactions contemplated by the TM Primary Documents.

                                   ARTICLE VII
                        CONDITIONS PRECEDENT AND CLOSING

Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Shareholders' resolutions of the Company having been passed approving changes in the composition of shareholdings upon the transfer of the Sale Shares to Purchaser,

(b) BKPM approval having been given for changes in the composition of the shareholders of the Company upon the transfer of the Sale Shares to Purchaser.

(c) Completion of the TM Primary Documents in accordance with their terms (and without the amendment or waiver of any of their respective terms other than as approved in writing by Purchaser) having occurred such that the Telkom Mobile Contracts and the Telkom Mobile Assets are transferred to the Company, in accordance with those documents;

(d) notification by the Company to the MOC having been filed, notifying the transfer of the Sale Shares by Seller to Purchaser; and

(e) the approval of the Transaction by the shareholders of Seller in a general meeting of the shareholders of Seller.

Section 7.2 Conditions to Obligation of Purchaser to Effect the Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions which may be waived by Purchaser, in whole or in part and upon such terms and conditions, at any time and from time to time as Purchaser may determine in its sole discretion.

(a) The Licenses. The DCS 1800 License and the Frequency License having been issued to the Company on terms satisfactory to Purchaser and copies of such re-issued licenses having been provided to Purchaser.

(b) Accuracy of Representations and Warranties of Seller. All of the representations and warranties of Seller in Article IV of this Agreement or in the certificate delivered pursuant to Section 7.2(c)(ii) in connection herewith shall have been true and correct in all respects, in each case as from the Pre-Closing Date and on and as of the Closing Date (recognizing as valid disclosures only those disclosures made in the Initial Seller Disclosure Schedule).

(c)      Performance by Seller.

         Seller shall have delivered to Purchaser:

         (i) a copy of the approval of Seller's Board of Commissioners and the minutes of the General Meeting of Shareholders of Seller (or in lieu thereof a statement issued by a civil notary finalizing the minutes confirming that the resolutions have been passed) approving the Transaction provided for in this Agreement;

         (ii) a certificate executed by a duly authorized representative of Seller, dated the Closing Date, to the effect that each of Seller's representations and warranties in this Agreement is true and correct as of the Closing Date as if made on the Closing Date (recognizing as valid disclosures only those disclosures made in the Seller Disclosure Schedule);

         (iii) a certified copy of a resolution of shareholders of the Company signed by Seller (i) appointing such person as Purchaser may nominate in accordance with the terms of the Shareholders Agreement as a director of the Company and (ii) adopting the articles of association attached to the Shareholders Agreement;

         (iv) a duly certified copy of the approval of two members of the board of directors of the Company approving the entry of Purchaser on the share register of the Company as holder of the Sale Shares;

         (v)      certificates representing the Sale Shares;

         (vi) a Deed of Transfer in respect of the Sale Shares signed by Seller;

         (vii) the Closing Seller Disclosure Schedule (a substantially final draft of which shall have been delivered to the Purchaser not later than five (5) Business Days prior to Closing), if any; and

         (viii) a copy of the shareholders' register of the Company duly signed in accordance with the articles of association of the Company evidencing the registration of the

                  Sale Shares in the name of the Purchaser on the Closing Date.

(d) Opinion of Seller's Counsel. Seller shall have delivered to Purchaser at the Closing an opinion of Hadiputranto. Hadinoto & Partners, legal counsel to Seller, dated the Closing Date, addressed to Purchaser, in the form attached as Schedule 7.2(d); and

(e) The Licenses. The DCS 1800 License and Frequency License remaining in full force and effect and in the name of the Company, on Closing.

Section 7.3 Conditions to Obligation of Seller to Effect the Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following condition which may be waived by Seller, in whole or in part and upon such terms and conditions, at any time and from time to time as Seller may determine in its sole discretion.

(a) Accuracy of Representations and Warranties of Purchaser. All of the representations and warranties of Purchaser set forth in Article V of this Agreement or in the certificate delivered pursuant to Section 7.3(b)(ii) are true and correct in all respects, in each case as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date (recognizing as valid disclosures only those disclosures made in the Initial Purchaser Disclosure Schedule).

(b)      Performance by Purchaser.

         Purchaser shall have delivered:

         (i) a copy of the approval of Purchaser's board approving the Transaction provided for in this Agreement;

         (ii) a certificate executed by a duly authorized representative of Purchaser, dated the Closing Date, to the effect that each of Purchaser's representations and warranties in this Agreement is true and correct as of the Closing Date as if made on the Closing Date (recognizing as valid, disclosures only those disclosures made in the Purchaser Disclosure Schedule);

         (iii) a Deed of Transfer in respect of the Sale Shares signed by Purchaser;

         (iv) a certified copy of a resolution of shareholders of the Company signed by Purchaser adopting the articles of association attached to the Shareholders Agreement; and

         (v) the Closing Purchaser Disclosure Schedule (a substantially final draft of which shall have been delivered to Seller not later than five (5) Business Days prior to Closing), if any.

(c) Opinion of Purchaser's Counsel. Purchaser shall have delivered to Seller at the Closing an opinion of Linklaters Allen & Gledhill, legal counsel to Purchaser, dated the Closing Date, and addressed to Seller, in the form attached as Schedule 7.3(c).

                                  ARTICLE VIII
                                  TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)      By the mutual written consent of Purchaser and Seller.

(b) By Purchaser or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, which prohibits the acquisition of the Sale Shares by Purchaser and such order, decree, ruling or other action shall have become final and non-appealable.

(c)      By Seller:

         (i) if Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Article VII and which breach cannot be or has not been cured within 30 calendar days after the giving of written notice by Seller to Purchaser specifying such breach; or

         (ii) on or after 30 July 2002 if the Closing shall not have occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty, covenant or other agreement contained herein by Seller provided that if the DCS 1800 License and the Frequency License have not yet issued in the name of the Company this date shall automatically be extended for an additional period until 21 August 2002; or

         (iii) if any of the provisions of Sections 3.2(i) or 7.3(b) are not fully complied with by Purchaser on the Closing Date provided that if Seller elects not to exercise its rights to terminate it may instead either effect Closing so far as practicable having regard to the defaults which have occurred or fix a new date for Closing (not being more than 20 Business Days after the agreed Closing Date) in which case the provisions of Sections 3.2, 7.2 and 7.3 shall apply to Closing as so deferred but provided such deferral may only occur once.

(d)      By Purchaser:

         (i) if Seller shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Article VII and which breach cannot be or has not been cured within 30 calendar days after the giving of written notice by Purchaser to Seller specifying such breach; or

         (ii) on or after 30 July 2002 if the Closing shall not have occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant or other agreement contained herein by Purchaser provided that if the DCS 1800 License and the Frequency License have not yet issued in the name of the Company this date shall be automatically extended for an additional period until 21 August 2002; or

         (iii) if any of the provisions of Sections 3.2(ii) or 7.2(c) are not fully complied with by Seller on the Closing Date provided that if Purchaser elects not to exercise its rights to terminate it may instead either effect Closing so far as practicable having regard to the defaults which have occurred or fix a new date for Closing (not being more than 20 Business Days after the agreed Closing Date) in which case the provisions of Sections 3.2, 7.2 and 7.3 shall apply to Closing as so deferred but provided such deferral may only occur once; or

         (iv) if any amendments made by Seller to the Initial Seller Disclosure Schedule on or prior to the Pre-Closing Date is reasonably considered by Purchaser to be unacceptable.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination of this Agreement is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except for fraud or for breach of this Agreement prior to such termination of this Agreement (which for the avoidance of doubt includes a breach giving rise to such termination). Amendments made by Seller to the Initial Seller Disclosure Schedule on or before the Pre-Closing Date shall not be deemed to be a breach of this Agreement.

Section 8.3 Waiver of Court Pronouncement. Purchaser and Seller hereby waive the provisions of Article 1266 of the Indonesian Civil Code to the extent it requires a court pronouncement in respect of termination of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties; Effect of Investigation. Each of the representations and warranties of the parties in this Agreement, the Schedules hereto, the Disclosure Schedules, any certificate or other document delivered pursuant to this Agreement or in any amendment of or supplement to the foregoing shall survive the Closing Date and thereafter shall continue in force until the date being the earlier of (i) the first day of the offering period with respect to the initial public offering of the Company's shares and (ii) 9 December 2003 with respect to each other representation and warranty contained herein, after which it shall be of no force or effect and, for the avoidance of doubt, all notices claiming any breach of representation or warranty must be received on or prior to such anniversaries.

Subject to Section 5.7, the right to indemnification under this Section 9.1 or payment of Damages based on any representation or warranty of a party hereto contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 9.2 Indemnification and Payment of Damages by Seller. Seller shall indemnify and hold harmless Purchaser for, and shall pay to Purchaser the amount of, any and all Damages of Purchaser, arising from or in connection with:

(a)      any breach of any representation or warranty made by Seller in
         Article IV of this Agreement or in the certificate delivered by Seller pursuant to Section 7.2(c)(ii);or

(b) any breach by Seller of any covenant, agreement or obligation of Seller under this Agreement.

Section 9.3 Indemnification and Payment of Damages by Purchaser. Purchaser shall indemnify and hold harmless Seller, and shall pay to Seller the amount of, any and all Damages of Seller, arising from or in connection with:

(a)      any breach of any representation or warranty made by Purchaser in
         Article V of this Agreement or in the certificate delivered by Purchaser pursuant to Section 7.3(b)(ii); or

(b) any breach by Purchaser of any covenant, agreement or obligation of Purchaser under this Agreement.

Section 9.4 Limitations on Liability

(a) Seller will have no liability (for indemnification, claims or otherwise) in respect of any breach of any representation or warranty made by Seller in Article IV of this Agreement or in the certificate delivered by Seller pursuant to Section 7.2(c)(ii) (other than the matters described in Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.8(b) and 4.10):

         (i)      for any Excluded Claim; and

         (ii) unless the total of Permitted Claims equals or exceeds in the aggregate US$7,722,000 (or the equivalent thereof in any other currency), in which case Seller shall be liable for all Permitted Claims; provided that in no event shall Seller's liability for Damages exceed the Purchase Price.

(b) Notwithstanding the foregoing, the limits on the amount, type and scope of liability under this Article IX shall not apply to any fraudulent misrepresentation or any breach of the representations and warranties set forth in Sections 4.6 and 4.7.

(c) In no event shall either party be liable to the other party for any consequential loss

         (including loss of profits or loss of opportunity) arising from any breach of this Agreement provided that, for the avoidance of doubt but subject to the provisions of this Section 9, this shall not limit in any way the ability of Purchaser to recover from Seller the actual diminution in value of the Sale Shares, as a result of or in connection with a breach of any representation or warranty given by Seller, below the value that the Sale Shares would have had in the absence of such a breach.

Section 9.5 Procedure for Indemnification - Third-Party Claims

The Indemnified party under Sections 9.2 or 9.3 (an "Indemnified Party") shall give the indemnifying party under such Section (an "Indemnifying Party") prompt notice of any third-party claim against the Indemnified Party that may give rise to any indemnification obligation under this Article IX. Failure to give such notice shall not affect the Indemnifying Party's obligations hereunder in the absence of actual and material prejudice.

Section 9.6 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

Section 9.7 Survival of Indemnification Claims. The indemnification obligations set forth in this Article IX shall survive the Closing.

Section 9.8 Exclusive Remedy. The recovery of Damages pursuant to this Article IX shall be the exclusive monetary remedy available to Purchaser and Seller for any breaches of the representations and warranties herein other than for fraudulent misrepresentation or intentional breach.

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses, including, without limitation, the fees and expenses of its legal and financial advisors save for any indemnification obligation under Article IX.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Notices. Alt notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally. sent by facsimile (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Seller, to:

PERUSAHAAN PERSEROAN (PERSERO)
PT TELEKOMUNIKASI INDONESIA TBK

JI. Japati No. 1
Bandung 40133
Indonesia
Attention         : President Director
Facsimile         : (62 22)440-313

if to Purchaser, to:

SINGAPORE TELECOM MOBILE PTE LTD
31 Exeter Road, Comcentre,
Singapore 239732
Attention         : Chief Executive Officer
Facsimile         : (65) 6235 4855

Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto.

Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Indonesia.

Section 10.8 Arbitration

(a) Amicable Settlement. Purchaser and Seller agree that if any difference, dispute, conflict or controversy (a "Dispute"), arises out of or in connection with this Agreement or its performance, including without limitation any dispute regarding its existence, validity, termination of rights or obligations of any party hereto, the Purchaser and Seller will use all reasonable efforts for a period of thirty (30) days after the receipt by one party of a notice from the other party of the existence of the Dispute to settle the Dispute by mutual consultation between the parties.

(b) Referral to Arbitration. If Purchaser and Seller are unable to reach agreement to settle the Dispute within the thirty-day period mentioned in Section 10.8(a), then either party may submit the Dispute to arbitration under the applicable rules of the International Chamber of Commerce (the "Rules") as at present in force. The arbitration will be conducted in the English language in London. Notwithstanding the provisions of Section 10.3, any notice of arbitration, response or other communication given to or by a party to the arbitration must be given and deemed received as provided in the Rules.

(c) Procedures. The tribunal shall draw up and submit to the parties for signature, the terms of reference within 21 days of receiving the file. Each of the parties hereto hereby waives the applicability of Articles 48(1) and 73(b) of Law No. 30 of 1999 on Arbitration and Alternative Dispute Resolution ("Arbitration Law 30") and agrees that the arbitration proceedings need not be completed within a specific period save as otherwise provided. The Board of Arbitration will consist of three arbitrators appointed in accordance with the Rules save that, unless the parties agree otherwise:

         (i) the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the parties. If he is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, he shall be chosen by the ICC; and

         (ii)     no arbitrator shall be the same nationality as any party.

(d) Award a Condition Precedent to Suit. The making of a final award by the arbitral tribunal shall constitute a condition precedent to:

         (i) the existence or the accrual of any right of action of whatsoever nature (capable of being sued out in any manner whatsoever in any court of competent jurisdiction); and

         (ii) the institution or commencement of any action, suit or other proceeding of whatsoever nature, type or form in any court of competent jurisdiction, (in each such case) upon, or arising out of, in connection with or relating to (in each such case, in any manner whatsoever) this Agreement or any Dispute. No such right of action or cause of action shall arise and no action, suit or other proceedings shall be instituted or commenced in any court of competent jurisdiction unless and until (and only in the event that) a final award shall have been made by the arbitral tribunal and only then for the purposes of the enforcement of the arbitration award.

(e) Award Binding. The award by the arbitral tribunal shall be final and binding on the parties and may be enforced in any court of competent jurisdiction including in Indonesia or elsewhere. Each of the parties expressly waives any laws and regulations, decrees or policies having the force of law which would otherwise give a right to appeal against the decision of the arbitral tribunal and agrees that, in accordance with Article 60 of Arbitration Law 30, none of the parties shall have any right to appeal the arbitration award and none of the parties shall otherwise dispute or question the arbitration award or any interim or other decision of the arbitrators before any judicial authority in the Republic of Indonesia. Each of the parties also hereby irrevocably waives the applicability of Articles 48(1) and 73 paragraph (b) of the Arbitration Law 30 so that the mandate of the arbitrators duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitration award has been issued by the arbitrators. Each of the parties further expressly agrees that Article 56(1) of the Arbitration Law 30 shall apply to the effect that the arbitrators shall be bound by strict rules of law in making their decisions and may not pronounce judgement on equitable principles and other considerations. The arbitral tribunal will be entitled to include in its decision a determination as to the payment of the costs and expenses of the arbitrators, the administrative costs of the arbitration, the legal fees incurred by the Parties, the costs and expenses of witnesses and all other costs and expenses necessarily incurred in the opinion of the arbitral tribunal in order to properly settle the Dispute.

(f) Decision. Purchaser and Seller expressly agree (i) that the decisions must be made based on majority votes of the arbitrators, (ii) that the arbitral tribunal must state the reasons for its decisions in writing and must make the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo et bono, and (iii) that the mandate and jurisdiction of the arbitral tribunal duly constituted under this Agreement will remain in effect until a final award has been issued (including any corrections or interpretation of such award) by the arbitral tribunal.

Section 10.9 Extension; Waiver. At any time prior to the Closing Date, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any breach of the representations and warranties of the other party contained in this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in writing signed by such parties. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.11 Language. This Agreement is concluded in both Bahasa Indonesia and English. In the event of any inconsistency or contradiction between the Bahasa Indonesia and English texts, the Indonesian text shall prevail.

Section 10.12 Announcements. No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of Seller or the Purchaser without the prior written approval of Seller or the Purchaser (as the case may be). This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

IN WITNESS WHEREOF, the duly authorized representatives of Seller and Purchaser have executed this Agreement as of the date first written above.

PERUSAHAAN PERSEROAN (PERSERO)          SINGAPORE TELECOM MOBILE PTE LIMITED
PT TELEKOMUNIKASI INDONESIA TBK

                                        [STAMP]

BY /s/ Kristiono                        By /s/ Lee Shin Koi
   ------------------------------          ---------------------------------
Name: Kristiono                         Name: Lee Shin Koi
Title: Director                         Title: Attorney-in-Fact
       (Power of Attorney No.                  (Power of Attorney dated 27
       K.TEL.35/HK.510/UTA-00/02,              February 2002)
       dated 2 April 2002)